EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784

FISHER COMMUNICATIONS ANNOUNCES SALE OF GEORGIA TV STATIONS

SEATTLE, WASHINGTON—January 29, 2003—Fisher Communications (NASDAQ:FSCI) today announced the signing of an asset purchase agreement for the sale of its two Georgia television stations, WFXG-TV, Augusta and WXTX-TV, Columbus. The buyer is Southeastern Media Holdings, Inc. The purchase price, payable in cash upon final order of the FCC and satisfaction of other customary closing conditions, will be $40 million plus net working capital.

Completion of the sale is subject to FCC approval, receipt of consents to assignment of certain material agreements, and satisfaction of other customary closing conditions. As previously disclosed in its Form 10-Q filed with the SEC for the quarter ended September 30, 2002, Fisher Communications, Inc. will recognize an after-tax loss of approximately $17 million on the sale.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 10 network-affiliated television stations are located in the Northwest, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

Listing agent for the sale was Kalil & Co., Inc.